Exhibit 10.7

Case: 1:10-cv-06347 Document #: 65-3 Filed: 05/10/11 Page 1 of 1 PageID #:491

Technology Transfer Division P.O. Box 1663, Mail Stop C334 Los Alamos, New Mexico 87545	Date: April 25, 2006

(505) 665-9090/ Fax(505) 665-6127 / Email TT-CMT@lanl,gov

Caldera Pharmaceuticals, Inc,
Attn: Benjamin P. Warner
903 Tewa Loop
Los Alamos, NM 87544-0000

RE:     TT Agreement No. 04-C01572.0

Los Alamos National Security, L.L.C. ("LANS") http://www.larislic.com/ was selected by the Department of Energy and the National Nuclear Security Administration for a new contract to manage and operate Los Alamos National Laboratory. LANS is scheduled to assume management of the Laboratory on June 1, 2006.

In accordance with the general "Assignment" provision clause in your agreement or license, you are hereby notified that The Regents of the University of California ("UC") will be assigning the referenced agreement or license to LANS. Other than substituting LANS in place of LTC, the rights and responsibilities of the parties under the agreement or license will remain the same.

If you believe that your agreement/license is not assignable or should not be assigned, please contact me immediately.

This is a historic transition for the Laboratory, after a history of over 60 years managed by the University of California. Our interactions with industry and other outside partners will continue to be an important part of our national mission under LANS management. We appreciate your role as a valuable commercialization partner. If you have any questions regarding this notice, please contact a member of the Contracts Management Team listed below.

Sincerely,

/s/  Duncan McBranch

Duncan McBranch
Division Leader
Technology Transfer Division

Contracts Management Team
Susan Brockway, (505) 665-7677, sbrockway@lanl.gov
Debbie Quintana, (505) 665-6704, debquintana@lanl,gov